Exhibit 4.1

Appendix - Rules of the Funds

GE S&S U.S. Equity Fund

GE S&S Short-Term Interest Fund

GE S&S Income Fund

GE S&S Money Market Fund

Section I.

Investment Policies of the Funds

A.	GE S&S U.S. Equity Fund

1. The moneys received by the U.S. Equity Fund will be invested principally in common stock and in securities convertible into common stock. Purchases will be made principally on the basis of opportunities for long-term growth of capital and income. The U.S. Equity Fund may keep a portion of its assets in cash or invest the same in short-term obligations. Investments may also be made in preferred stocks and in debt securities when such investments appear consistent with the long-term objectives of the U.S. Equity Fund. Securities may be sold without regard to the length of time they have been held; however, they will not be purchased for trading purposes.

2. Investments by the U.S. Equity Fund shall be subject to the following restrictions:

a. Moneys in the U.S. Equity Fund will not be used in the underwriting of securities or for the purchase of real estate, interests in real estate, investment trusts, commodities or commodity contracts, or invested in companies for the purpose of exercising control or management, or invested in securities of registered investment companies.

b. Moneys in the U.S. Equity Fund will not be lent to others, although they may be applied to the purchase of bonds and debt securities of a type publicly distributed or customarily purchased by institutional investors.

c. The U.S. Equity Fund will not acquire any securities if immediately after such acquisition and as a result thereof (a) the U.S. Equity Fund would hold more than 10% of the outstanding voting securities of any issuer, (b) more than 5% of the value of the total assets in the U.S. Equity Fund would be represented by the securities of any one issuer (except securities of the U.S. Government and its instrumentalities), (c) more than 25% of the value of the total assets in the U.S. Equity Fund would be invested in any particular industry, (d) more than 5% of the value of the total assets in the U.S. Equity Fund would be invested in issuers which (including predecessors) have not been in continuous operation for at least three years.

d. The U.S. Equity Fund will not invest in securities of the Company or its affiliates, or in securities of the investment manager, and will not during the existence of any underwriting syndicate purchase any securities for which its investment manager is acting as principal underwriter.

e. The U.S. Equity Fund will not purchase from or sell any of its portfolio securities to the Company or its affiliates or its investment manager or any officer or director of either.

f. The U.S. Equity Fund will not engage in margin transactions or short sales or participate in a joint trading account.

g. The U.S. Equity Fund will not invest in puts, calls or similar options.

3. The U.S. Equity Fund may borrow money from the Savings and Security Trust and secure repayment by pledging assets of the U.S. Equity Fund. Except as noted in the previous sentence, the U.S. Equity Fund will not mortgage or pledge any of its assets.

B.	GE S&S Short-Term Interest Fund

The moneys received by the ST Fund will be invested in debt obligations of the U.S. Government and its instrumentalities, banks and corporations, and contracts with insurance companies. Investments will be made principally with the objective of preserving principal and achieving a market-related interest rate of return. Nevertheless, the ST Fund may keep a portion of its assets in cash or invest the same in appropriate short-term obligations or in intermediate-term obligations when such investments appear consistent with the objective of the ST Fund. Securities may be sold without regard to the length of time held; however, they will not be purchased for trading purposes. To the extent permitted by law, the ST Fund may lend securities provided such loans are in accordance with guidelines for the lending of ST Fund portfolio securities as set from time to time by the Committee.

C.	[Reserved]

D.	GE S&S Income Fund

The Income Fund portfolio will be invested with the objective of achieving a high interest rate of return over a long-term period consistent with a degree of risk determined by the Income Fund Trustees to be acceptable for the Income Fund from time to time in their absolute discretion and consistent with prudent investment management and preservation of capital. The moneys received by the Income Fund will be invested in debt securities consisting of corporate bonds and debentures acquired in the public market or in private transactions, real estate sale-leasebacks and real estate mortgages secured by net credit leases, obligations of the U.S. Government and its instrumentalities, contracts with insurance companies, preferred stock and other types of fixed income investments. In order to meet the requirements of the Income Fund, the Income Fund may keep a portion of its assets in cash or in appropriate short-term or intermediate-term obligations. To the extent permitted by law, the Income Fund may lend securities provided such loans are in accordance with guidelines for the lending of Income Fund securities as set from time to time by the Committee. The Income Fund may participate in any available futures market with respect to the above investments in order to reduce uncertainties associated with interest rate fluctuations to the extent such participation is permitted by law and consistent with the objectives of the Income Fund. In exercising the foregoing powers the Income Fund Trustees shall comply with the limitations on gross income and the requirements with respect to the categories and diversification of Income Fund assets as are applicable to regulated investment companies under the Code and shall comply with the requirements applicable to registered investment companies under the Investment Company Act of 1940, as amended, unless expressly excepted therefrom. Any requirements with respect to categories and diversification shall be determined by reference to the market value of the Income Fund at the time of acquisition of the proposed investments. The Income Fund portfolio will be diversified.

E.	GE S&S Money Market Fund

The investment objective of the MM Fund is to seek as high a level of current income as is consistent with the preservation of capital and liquidity within the standards prescribed by the MM Fund Trustees. The moneys received by the MM Fund will be invested in money market instruments and in other debt securities maturing in one year or less. Such instruments may include debt obligations of the U.S. Government and its instrumentalities, debt obligations of banks, savings and loan associations and corporations, and investments in other money market funds. Nevertheless, the Fund may keep a portion of its assets in cash. To the extent permitted by law, the MM Fund may lend securities provided such loans are in accordance with guidelines for the lending of MM Fund securities as set from time to time by the Committee. The MM Fund may participate in any available futures market with respect to the above investments in order to reduce uncertainties associated with interest rate fluctuations to the extent such participation is permitted by law and consistent with the objectives of the MM Fund.

F.	Investments by the ST Fund the Income Fund and the MM Fund Shall Be Subject to the Following Restrictions:

1. The ST Fund, the Income Fund and the MM Fund will not:

a. purchase securities on margin or sell short or participate in a joint trading account;

b. deal in options to buy or sell securities except to the extent permitted by law;

c. borrow money or property except as a temporary measure to meet the cash or administrative needs of such Funds. In no event will the amount of such borrowings exceed 10% of such Funds’ total assets taken at market value at the time of such borrowing;

d. make cash loans to others except through the purchase of debt securities in accordance with such Funds’ investment objectives;

e. invest directly in real estate (except as specified in Section I D with respect to investments of the Income Fund) or invest in interests in oil, gas or other mineral lease or production agreements;

f. act as an underwriter of securities for other issuers except that such Fund may acquire securities under circumstances where if they are later resold it may be deemed to be an underwriter under the Securities Act of 1933, as amended;

g. purchase securities for the purpose of exercising control or management;

h. pledge, mortgage or hypothecate any of its assets except, that, to secure borrowings permitted by subparagraph c, it may pledge securities which, together with all such securities previously so pledged, at the time of pledge, do not exceed 10% of such Fund’s total assets;

i. unless otherwise permitted by law, purchase from or sell directly to any of its officers or Trustees or General Electric Investment Corporation (“GEIC”) or the officers or directors of GEIC, or any other affiliate (as defined by the Investment Company Act of 1940, as amended) of such Fund or any affiliate of such affiliate, portfolio securities or other property of such Fund;

j. unless otherwise permitted by law, invest in securities of the Company or its Affiliates, or in securities of an investment manager of such Fund and will not during the existence of any underwriting syndicate purchase any securities for which its investment manager is acting as principal underwriter.

2. In addition to the foregoing, the Income Fund will not:

a. purchase any security if as a result of such purchase more than 25% of its total assets would be invested in a particular industry; or

b. purchase any security if as a result of such purchase more than 25% of its total assets would be subject to legal or contractual restrictions on resale.

3. In addition to the foregoing, the Income Fund will not invest in the securities of registered investment companies.

Section II.

Fund Units

A. Neither the Savings and Security Trust nor any Participant nor any Holder (defined in Paragraph C below) shall have any ownership in any particular asset of the U.S. Equity Fund or the Income Fund. The ownership of all such assets shall be exclusively in the Fund Trustees. The ownership of all assets in the ST Fund and MM Fund shall be exclusively in the Trustees. Proportionate interest in the Funds shall be expressed in Units (“Units”). All U.S. Equity Fund Units, Income Fund Units, ST Fund Units and MM Fund Units, respectively, shall be of equal value and no Units, shall have any priority or preference over any other of such Units. Ownership of U.S. Equity Fund and Income Fund Units shall be evidenced by Bookunits shown on Statement of Account.

B. Units shall be valued and revalued in the manner specified in Section III of these Rules; the value of each Unit shall be called the Unit Price.

C. Units held for the account of the Savings and Security Trust shall be evidenced by entries on the books of the applicable Fund. Units held by any person after distribution from the Savings and Security Trust in accordance with prior provisions of Section VIII of the Program shall be in the form of Bookunits which evidence ownership by showing the number of Bookunits on a Unit Account Statement or, if requested, in the form of full Units as evidenced by a certificate or certificates for the number of Units issued by the Fund Trustees to the Holder. As used herein, “Holder” shall mean a Participant who has received such a distribution of Units from the Savings and Security Trust under prior provisions of the Program, the beneficiary of such Participant, or a person to whom such Units have thereafter been transferred in conformity with Section V of these Rules.

D. Units held for the account of the Savings and Security Trust are in accordance with Sections VII and VIII of the Program. Distribution of such Units from the Savings and Security Trust under prior provisions of the Program shall be evidenced by a statement indicating the issuance of the Bookunits to which the Holder is entitled. A Holder may subsequently obtain a certificate for full (not fractional) Units by submitting a signed request to the Unitholder Servicing Agent. Units held by Holder shall be transferable but only as provided in Section V of these Rules. No other transfer of Units shall be permissible but the Fund Trustees have prescribed procedures under which Holders may assign the power to request redemption in Section V D of these Rules.

E. Investment in MM Fund Units and ST Fund Units shall be distributed in cash.

Section III.

Valuation

A. The initial Unit Prices of the U.S. Equity Fund, Income Fund and ST Fund shall be set as follows:

U.S. Equity Fund	$25
Income Fund	10
ST Fund	10

The initial number of Units shall be determined by dividing this amount into the net asset value of each Fund (determined pursuant to Paragraph B as then in effect) as of the end of the first day on which payments are made to the Fund by the Savings and Security Trust. Thereafter, a Unit Price shall be determined at the close of trading on the New York Stock Exchange (on each day the Exchange is open for trading) by dividing the number of Units outstanding into the net asset value of such Fund (determined pursuant to Paragraph B as then in effect) the result being expressed to the nearest cent.

B. The net asset value of each Fund referred to in Paragraph A shall be equal to the aggregate fair market value of the Fund’s investments, cash and other assets minus the Fund’s liabilities as of and with respect to the specified date. The fair market value of the assets of such Fund shall be determined in accordance with such reasonable and equitable valuation policies and procedures as the Trustees and the Fund Trustees, as applicable, may adopt from time to time. Valuations performed in good faith and in accordance with the applicable policies and procedures then in effect shall be binding and conclusive upon all persons at any time interested in the Funds. Investment transactions and income and expenses shall be accounted for on an accrual basis.

C. The initial Unit Price of the MM Fund shall be $10. Effective December 2009, the number of Units of the MM Fund shall be increased by multiplying the number of Units then outstanding by 10 and the Unit Price of each such Unit shall be reduced from $10 to $1. Thereafter, the Trustees will seek to maintain the Unit Price of the MM Fund at a constant $1 per Unit, in accordance with such reasonable and equitable policies and procedures, designed to preserve the Unit Price of the MM Fund at $1, as the Trustees may adopt from time to time. Without limiting the foregoing but subject to such policies and procedures, the assets of the MM Fund generally shall be valued on the basis of amortized cost. Valuations performed in good faith and in accordance with the applicable policies and procedures then in effect shall be binding and conclusive upon all persons at any time interested in the MM Fund.

Section IV.

Distribution of Income and Capital Gains

A. Substantially all the net income of the U.S. Equity Fund and substantially all net capital gains realized from the sale of securities of the U.S. Equity Fund will be distributed to the Savings and Security Trust and to Holders on an annual basis. The U.S. Equity Fund’s fiscal year shall be the calendar year.

B. Net investment income attributable to ST Fund Units and MM Fund Units will be determined and allocated each day to the accounts of ST Fund Participants and MM Fund Participants, respectively, and shall be converted into additional Units as of the last trading day of each month. Net capital gains realized from the sale of securities in the ST Fund will be determined and allocated annually to the accounts of ST Fund Participants.

C. Dividends from the Income Fund of net investment income will be declared and allocated each day and distributed as of the last trading day of each month. Distributions of net capital gains realized from the sale of securities will be distributed on an annual basis. Notification of income distributions will be mailed to Holders semi-annually.

D. Distribution to and conversions within the Savings and Security Trust pursuant to Paragraphs A, B and C, shall be credited in Units. Distributions to a Holder pursuant to Paragraphs A and C shall be made in full and fractional Bookunits, except that the Holder may elect in writing to receive such distribution in cash. Such election shall remain in effect until cancelled or superseded by a subsequent election. A Holder may subsequently obtain a certificate for all or a portion of the full Bookunits to which the Holder is then entitled by submitting a signed request to the appropriate Unitholder Servicing Agent.

E. For the purpose of determining the number of Units to be credited for any period, on account of distributions or conversions of income or of capital gains, or both, pursuant to this Section IV, the Unit Prices shall be determined as of the last day of such period, reduced by any income or capital gains attributable to such period which are included in such Unit Prices.

Section V.

Redemptions and Transfers

A. Holders have the right to redeem their Units at any time. The redemption shall be made by the appropriate Unitholder Servicing Agent in the case of Bookunits upon receipt of a duly executed redemption form satisfactory to the Fund Trustees or upon receipt of the certificate or certificates for such Units with the redemption form on the reverse side duly executed. The redemption price shall be the next Unit Price calculated after the request executed in proper form is received. Payment of the redemption price shall be made in cash within seven days after receipt of the proper executed documents. Accumulated dividends on Income Fund Units redeemed during any month shall be distributed at the end of the month, except that accumulated dividends on the complete redemption of an account shall be distributed at the time of such redemption.

B. The rights of Holders pursuant to Paragraph A, may be suspended by the Fund Trustees for any period during which trading on the New York Stock Exchange is restricted or such Exchange is closed (other than customary weekend and holiday closings), for any period during which an emergency exists as a result of which disposal of Securities or determination of the net asset value is not reasonably practicable, and for such other periods as the Securities and Exchange Commission may by order permit. If, at the time of any such suspension, a Holder shall have delivered a request for redemption, but shall not yet have received payment, the Holder shall have the right to withdraw the request.

C. A Holder may transfer some or all of his U.S. Equity Fund and Income Fund Units to (i) one or more members of the immediate family of the Participant who purchased such Units, or (ii) joint ownership (with right of survivorship) of himself and an adult member of such Participant’s immediate family, or (iii) a trust for his own exclusive benefit, or for the exclusive benefit of himself and one or more members of such Participant’s immediate family. The transfer shall be made pursuant to written instructions on a form prescribed by the Fund Trustees. Such Units of a Holder may also be transferred by will or in testacy to a transferee designated in this Paragraph C.

D. U.S. Equity Fund and Income Fund Units shall not otherwise be transferable, but the right of a Holder to redeem such Units (to the extent of a part or all of the Holder’s interest therein) and to receive from the Fund Trustees the Holder’s distributive share may be assigned in whole or in part by the Holder by the delivery to assignee of evidence of ownership of such Units with a duly executed instrument of assignment satisfactory to the Fund Trustees.

The assignee of such assignment may exercise the right of redemption upon like terms and conditions as the Holder to whom such Units were issued.

E. The Holder shall bear all taxes imposed in connection with any transfer and shall be obligated to reimburse the appropriate Fund for liability for such taxes.

Section VI.

Accounting Records, Audits, Financial Reports

A. The Trustees and the Fund Trustees shall keep complete and accurate accounts of all assets and transactions of their respective Funds. All such accounts shall be open to inspection by the Company at all reasonable times.

B. The Company shall select a firm of independent public accountants to receive an accounting from each Fund and to examine the accounts and records of each Fund. Such accounting shall be made as of the close of the year. The independent accountants shall examine the accounting and upon completion of the examination shall render an opinion. Nothing herein shall limit the right or duty of such firm of independent accountants to examine the accounts and records of each Fund. The cost of such examination of the U.S. Equity Fund and the Income Fund shall be expenses of such Funds, to be borne in accordance with Section XIV B 2 of the Program. Such costs applicable to the ST Fund and MM Fund shall be borne by the Company.

C. Following the close of each fiscal year, there shall be furnished to the Savings and Security Trust for mailing to each Program Participant who has elected to invest in U.S. Equity Fund Units and Income Fund Units, and to each Holder, an annual report of each Fund. Such annual reports shall be based upon the examination provided for in Paragraph B and shall include the opinion of the independent public accountants. Nothing herein shall preclude the Trustees or Fund Trustees from having their accounts settled by a court of competent jurisdiction.

Section VII.

Amendment, Suspension or Termination of the Funds and Rules of the Funds

A. The Board of Directors of the Company and the appropriate Fund Trustees may amend the Fund Agreements or the Rules of the Funds as the same may be applicable to such Fund Trustees (except Paragraphs A and D of Section I and Paragraph A of Section VII) at any time or from time to time; any such amendment shall be in writing. The Board of Directors of the Company and the Trustees may amend the Rules of the Funds applicable to the ST Fund and MM Fund at any time or from time to time; any such amendment shall be in writing. No such amendment shall adversely affect the right of any Participant to ST Fund Units and/or MM Fund Units credited to him under the Program as of the date of the amendment. The Board of Directors of the Company may suspend or terminate each Fund Agreement or each Fund, at any time or from time to time. No such amendment, suspension or termination shall adversely affect the right of any Participant to Units credited to him under the Program as of the date of the amendment, suspension or termination, or of any Holder to Units held by him as of such date.

B. Written notice of any such suspension or termination shall be given by the Company to the Fund Trustees; the suspension or termination shall be effective as of the time specified in the notice. Written notice of any suspension or termination and of any amendment which substantially affects the rights of Participants, and of any Holder of Units, shall also be given by the Trustees and the Fund Trustees to all such Participants and Holders as soon as practicable.

C. In the event of termination of a Fund, the proceeds shall be divided solely among the Trustees of the Savings and Security Trust (for the account of Participants who have credits for Units) and Holders in proportion to the number of Units credited to each Participant or held by each Holder. Distribution may be made wholly or in part in kind; if made in kind, the valuation of any assets distributed shall be determined by the Trustees or the Fund Trustees, as the case may be. Upon such distribution, certificates held by Holders shall be surrendered and cancelled. If any Holder shall fail to surrender a certificate after written notice from the Fund Trustees to do so, the Fund Trustees or an agent appointed by them may hold the distributive share of the Holder with the responsibility of a depository only until the certificate shall be surrendered or evidence of the loss or destruction thereof shall have been furnished together with indemnity satisfactory to the Fund Trustees.